UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 12, 2007

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

1-446	METROPOLITAN EDISON COMPANY	23-0870160
(A Pennsylvania Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

On January 12, 2007, Metropolitan Edison Company (Met-Ed) concluded that a goodwill impairment charge, currently estimated to be $340 million, would be recorded in the fourth quarter of 2006. The goodwill at Met-Ed resulted from the November 2001 merger between FirstEnergy Corp. and GPU, Inc., Met-Ed’s former parent company.

In accordance with guidance provided by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” Met-Ed evaluates its goodwill for impairment at least annually and more frequently as conditions warrant. Met-Ed’s annual review for 2006 was completed in the third quarter of 2006 with no impairment indicated. On April 10, 2006, Met-Ed made a comprehensive rate filing (Rate Filing) with the Pennsylvania Public Utility Commission (PPUC) that addressed transmission, distribution and supply issues and requested an annual increase in rates of $216 million. The goodwill impairment analysis performed in the third quarter of 2006 incorporated management’s estimation at that time regarding the outcome of the Rate Filing.

On December 21, 2006, the PPUC conducted an informal, nonbinding polling of the Commissioners that indicated that the rate increase ultimately granted to Met-Ed could be substantially less than requested. As a result, Met-Ed determined that an interim review of its goodwill was required. On January 11, 2007, the PPUC issued its final rate order in the case authorizing Met-Ed to increase its annual revenues by approximately $59 million. Accordingly, Met-Ed concluded that an impairment to goodwill of approximately $340 million is required.

No adjustment to the consolidated goodwill of Met-Ed’s parent, FirstEnergy Corp., will be made since the fair value of its regulated segment (which represents FirstEnergy’s reporting unit to evaluate goodwill) continues to exceed the carrying value of its investment in the segment.

Forward-Looking Statements: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in the registrant’s Securities and Exchange Commission filings, generally, and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio (including, but not limited to, the successful resolution of the issues remanded to the Public Utilities Commission of Ohio by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful completion of the share repurchase program announced August 10, 2006, the risks and other factors discussed from time to time in the registrant’s Securities and Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2005, and other similar factors. The registrant expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

January 19, 2007

METROPOLITAN EDISON COMPANY
Registrant

/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President and Controller